SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a) of
               the Securities Exchange Act of 1934 (Amendment No.   )

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[ ] Preliminary Proxy Statement

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[ ] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                  Mercantile Bankshares Corporation
         ------------------------------------------------------
           (Name of Registrant as Specified In Its Charter)


                  Mercantile Bankshares Corporation
         ------------------------------------------------------
             (Name of Person(s) Filing Proxy Statement)

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

                       MERCANTILE BANKSHARES CORPORATION
                               TWO HOPKINS PLAZA
                           BALTIMORE, MARYLAND 21201

TO THE STOCKHOLDERS:

     The Annual Meeting of Stockholders of Mercantile Bankshares Corporation ("Mercshares") will be held at 10:30 a.m. on April 27, 1994, in the Boardroom of Mercantile-Safe Deposit and Trust Company, Two Hopkins Plaza, Baltimore, Maryland, for the following purposes:

     1. To elect Directors to serve until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified.

     2. To ratify the appointment of Coopers & Lybrand as independent public accountants to audit the financial statements of Mercshares for 1994.

     3. To approve the Mercantile Bankshares Corporation and Affiliates Annual Incentive Compensation Plan as more particularly described in the enclosed Proxy Statement.

     4. To transact such other business as may be properly brought before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on March 18, 1994, will be entitled to receive notice of, and vote at, this meeting.

     These matters are explained more fully in the enclosed Proxy Statement.

EACH STOCKHOLDER IS CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE. THE GIVING OF THIS PROXY WILL NOT AFFECT YOUR RIGHT TO REVOKE IT AND TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                         JOHN A. O'CONNOR, JR.
                                            Senior Vice President and Secretary

Dated: March 24, 1994

                       MERCANTILE BANKSHARES CORPORATION
                                PROXY STATEMENT

     This statement is furnished in connection with the solicitation of proxies by Mercantile Bankshares Corporation ("Mercshares") to be used in voting at the Annual Meeting of Stockholders on April 27, 1994, and at any adjournments thereof.

     Holders of shares of Common Stock of Mercshares ("Common Stock") of record at the close of business on March 18, 1994, will be entitled to vote at the meeting. The number of shares of outstanding Common Stock as of January 31, 1994, entitled to vote is 46,017,258 shares. The Common Stock is entitled to one vote per share.

     Unless otherwise instructed, it is intended that the shares represented by valid proxies will be voted for the election of the 18 persons named below as nominees to serve as Directors until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified, for the ratification of the appointment of auditors and for the approval of the Annual Incentive Compensation Plan.

     According to Schedules 13G filed with the Securities and Exchange Commission ("SEC"), as of December 31, 1993, the following companies were the beneficial owners of more than 5% of the Common Stock, as indicated:

NAME AND ADDRESS                                                                        AMOUNT OF BENEFICIAL      PERCENT
OF BENEFICIAL OWNER                                                                         OWNERSHIP(A)         OF CLASS
- -------------------------------------------------------------------------------------  ----------------------  -------------
First Pacific Advisors, Inc.
11400 West Olympic Blvd.
Los Angeles, CA 90064................................................................           2,458,800              5.3
J.P. Morgan & Co. Inc.
60 Wall Street
New York, NY 10260-0060..............................................................           2,642,050              5.7

- ---------------
(a) For the purpose of Schedule 13G reports, beneficial ownership is required to be determined in accordance with the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended, under which, in general, a company is deemed to be the beneficial owner of a security if it has or shares the power to vote or to direct the voting of the security or the power to dispose of or to direct the disposition of the security, or if it has the right to acquire beneficial ownership of the security within 60 days.

     Except as indicated above, to the best of the knowledge of the management of Mercshares, no person owns beneficially more than five percent of its outstanding shares.

                             ELECTION OF DIRECTORS

     The Bylaws of Mercshares provide that there shall be 18 Directors.

     The Board of Directors of Mercshares meets regularly five times each year and is subject to call for special meetings. The Board met at its five regular meetings in 1993.

     Generally, the Directors serve until the annual meeting of stockholders next following their election. Officers are elected annually by the Board to serve for such periods of time as the Board determines.

     Mercshares has an Audit Committee and a Compensation Committee which are comprised solely of non-officer Directors and are elected annually by the Board. The members of these Committees are indicated in the list of nominees below. Mercshares has no nominating committee.

     The Audit Committee recommends to the Board the persons or firms to be employed as independent public accountants, consults with the independent public accountants with respect to the scope of their audit, the proposed fee and the reports to be rendered, reviews such audit reports and evaluates the internal audit programs of Mercshares and its affiliates. It is authorized to determine the advisability of engaging the independent public accountants to make and report on special studies, and to examine and consider such other matters as it or the Board deems desirable. The Audit Committee held one meeting in 1993.

     The Compensation Committee performs those functions as are described in the Report of the Compensation Committee. It held four meetings in 1993.

     It is proposed that the persons listed below be elected Directors of Mercshares, to serve until the next Annual Meeting of Stockholders, and until their successors are elected and have qualified. It is not expected that any of the nominees named herein will be unavailable for election, but if a nominee should be unable to serve, the shares represented by the enclosed proxy may be voted for a substitute nominee to be designated by management. Mercshares owns 100% of the capital stock of Mercantile-Safe Deposit and Trust Company ("Merc-Safe"). As indicated below, all of the nominees are Directors of Merc-Safe. All nominees previously have been elected Directors of Mercshares by the stockholders.

     The names of the nominees, their ages as of April 27, 1994, their principal occupations and business experience for the past five years, the number of shares of Common Stock deemed under certain federal securities laws to be "beneficially owned" by each as of January 31, 1994, and certain other information, are set forth below. In some instances, "beneficial ownership" of shares may be deemed to exist by reason of voting or investment power even though other persons, such as family members or beneficiaries of trusts, have the economic interest in the shares, and in certain instances "beneficial ownership" may be disclaimed by a nominee.

         NAME                 AGE                  INFORMATION
- ----------------------------  ---  -------------------------------------------
H. Furlong Baldwin            62   Chairman of the Board and Chief Executive
                                   Officer, Mercshares, and Chairman of the
                                   Board and Chief Executive Officer,
                                   Merc-Safe. Mr. Baldwin has been Chairman of
                                   the Board of Mercshares since 1984, and has
                                   been its Chief Executive Officer since
                                   1976. He has been Chairman of the Board and
                                   Chief Executive Officer of Merc-Safe since
                                   1976. Mr. Baldwin is a Director of
                                   Baltimore Gas & Electric Company,
                                   Consolidated Rail Corporation, GRC
                                   International Inc. and USF&G Corp. He was
                                   elected a Director of Merc-Safe in 1968.
                                   Elected Director of Mercshares: 1970
                                   Member: Executive Committee
                                   Owns beneficially 175,227 shares of Common
                                   Stock.
Thomas M. Bancroft, Jr.       64   Former Chairman of the Board and Chief
                                   Executive Officer, The New York Racing
                                   Association, Inc. Mr. Bancroft occupied
                                   that position from 1983 until January,
                                   1990. He was elected a Director of
                                   Merc-Safe in 1974.
                                   Elected Director of Mercshares: 1974
                                   Member: Audit Committee
                                   Owns beneficially 7,500 shares of Common
                                   Stock.

         NAME                 AGE                  INFORMATION
- ----------------------------  ---  -------------------------------------------
Richard O. Berndt (1)         51   Partner, Gallagher, Evelius & Jones, a law
                                   firm engaged in the general practice of
                                   law. Mr. Berndt has been a partner in that
                                   firm since 1972. He was elected a Director
                                   of Merc-Safe in 1976.
                                   Elected Director of Mercshares: 1978
                                   Member: Audit Committee
                                   Owns beneficially 17,430 shares of Common
                                   Stock.
James A. Block, M.D.          53   President and Chief Executive Officer,
                                   Johns Hopkins Health System and The Johns
                                   Hopkins Hospital. Dr. Block has occupied
                                   these positions since July, 1992. Prior
                                   thereto, he was President and Chief
                                   Executive Officer of University Hospitals
                                   of Cleveland. Dr. Block was elected a
                                   Director of Merc-Safe in 1992.
                                   Elected Director of Mercshares: 1992.
                                   Owns beneficially 450 shares of Common
                                   Stock.
George L. Bunting, Jr.        53   President and Chief Executive Officer,
                                   Bunting Management Group, a private
                                   financial management company. Mr. Bunting
                                   has occupied this position since July,
                                   1991. From April, 1986 to July, 1991, he
                                   was Chairman of the Board and Chief
                                   Executive Officer of Noxell Corporation and
                                   prior thereto, he was President and Chief
                                   Executive Officer of that Corporation. Mr.
                                   Bunting is a Director of Bell
                                   Atlantic-Maryland, Inc., Crown Central
                                   Petroleum Corporation, USF&G Corp. and PHH
                                   Corporation. He was elected a Director of
                                   Merc-Safe in 1992.
                                   Elected Director of Mercshares: 1992
                                   Owns beneficially 1,500 shares of Common
                                   Stock.
Douglas W. Dodge              61   Vice Chairman of the Board, Mercshares, and
                                   President and Chief Operating Officer,
                                   Merc-Safe. Mr. Dodge has been Vice Chairman of the Board of Mercshares since 1984. He has been Chief Operating Officer of Merc-Safe since 1984, and its President since 1983. He was elected a Director of Merc-Safe in 1983.
                                   Elected Director of Mercshares: 1984
                                   Member: Executive Committee
                                   Owns beneficially 76,482 shares of Common
                                   Stock.

         NAME                 AGE                  INFORMATION
- ----------------------------  ---  -------------------------------------------
Edward K. Dunn, Jr.           58   President, Mercshares, and a Vice Chairman
                                   of the Board, Merc-Safe. Mr. Dunn has
                                   served in those capacities since March,
                                   1991. From March, 1988, to March, 1991, he
                                   was Chairman of the Executive Committee,
                                   Mercshares and Merc-Safe. He was elected a
                                   Director of Merc-Safe in 1988.
                                   Elected Director of Mercshares: 1988
                                   Member: Executive Committee
                                   Owns beneficially 105,101 shares of Common
                                   Stock, including 6,606 shares held by a
                                   trust of which he is a co-trustee, and
                                   15,000 shares held by a foundation of which
                                   he is a co-trustee and officer.
B. Larry Jenkins              55   Chairman of the Board, President and Chief
                                   Executive Officer, Monumental Life
                                   Insurance Company, providing individual
                                   life insurance. Mr. Jenkins has served in
                                   this capacity since 1983. In addition, he
                                   was Executive Vice President, Monumental
                                   Corporation, a diversified business
                                   institution concentrating in the fields of
                                   insurance and finance, from 1982 to 1989
                                   when he became Vice President of Aegon USA,
                                   Inc., the parent company of Monumental
                                   Corporation. In 1992 he became Senior Vice
                                   President. He was elected a Director of
                                   Merc-Safe in 1983.
                                   Elected Director of Mercshares: 1983
                                   Member: Audit Committee
                                   Owns beneficially 5,100 shares of Common
                                   Stock.
Robert D. Kunisch             52   Chairman of the Board, President and Chief
                                   Executive Officer, PHH Corporation, a
                                   diversified business services company
                                   engaged primarily in providing integrated management services, information products and expense management programs including vehicle fleet management, relocation and real estate services and mortgage banking services. Mr. Kunisch has served in this capacity since August, 1989. From 1988 to
                                   August, 1989, he was President and Chief
                                   Executive Officer. Prior thereto, Mr.
                                   Kunisch was President and Chief Operating
                                   Officer. Mr. Kunisch is a Director of CSX
                                   Corporation and GenCorp. He was elected a Director of Merc-Safe in 1984.
                                   Elected Director of Mercshares: 1984
                                   Member: Executive Committee
                                           Audit Committee
                                           Compensation Committee
                                   Owns beneficially 1,500 shares of Common
                                   Stock.

         NAME                 AGE                  INFORMATION
- ----------------------------  ---  -------------------------------------------
William J. McCarthy (2)       63   Principal, William J. McCarthy, P.C., which
                                   is a partner in Venable, Baetjer and
                                   Howard, a law firm engaged in the general
                                   practice of law. Either Mr. McCarthy or his
                                   professional corporation has been a member
                                   of that firm since 1964. He was elected a
                                   Director of Merc-Safe in 1975.
                                   Elected Director of Mercshares: 1975
                                   Member: Executive Committee
                                   Owns beneficially 1,500 shares of Common
                                   Stock.
Morris W. Offit               57   Chairman of the Board and Chief Executive
                                   Officer, OFFITBANK, a private New York
                                   State bank offering integrated investment
                                   management services to individuals,
                                   corporations, pensions, trusts and
                                   not-for-profit institutions. Mr. Offit has
                                   served in this capacity since July, 1990.
                                   Prior thereto, he was President, Offit
                                   Associates, Inc. Mr. Offit is a Director of
                                   Duty Free International, Inc. He was
                                   elected a Director of Merc-Safe in 1984.
                                   Elected Director of Mercshares: 1984
                                   Member: Executive Committee
                                           Compensation Committee
                                   Owns beneficially 92,400 shares of Common
                                   Stock.
Christian H. Poindexter       55   Chairman of the Board and Chief Executive
                                   Officer, Baltimore Gas & Electric Company,
                                   an investor-owned diversified gas and
                                   electric utility. He has occupied that
                                   position since January, 1993. From August,
                                   1989 through December, 1992, Mr. Poindexter
                                   was Vice Chairman of the Board. From 1985
                                   to August, 1989, he was President and Chief
                                   Executive Officer of Constellation
                                   Holdings, Inc., a diversified business
                                   company which is a subsidiary of Baltimore
                                   Gas & Electric Company. He was elected a
                                   Director of Merc-Safe in 1987.
                                   Elected Director of Mercshares: 1987
                                   Member: Executive Committee
                                           Compensation Committee
                                   Owns beneficially 1,050 shares of Common
                                   Stock.
William C. Richardson         53   President, Johns Hopkins University. Dr.
                                   Richardson has served in this capacity
                                   since 1990. Prior thereto, he was Executive
                                   Vice President and Provost, Pennsylvania
                                   State University. Dr. Richardson is a
                                   director of CSX Corporation. He was elected a Director of Merc-Safe in 1991.
                                   Elected Director of Mercshares: 1991
                                   Owns beneficially 150 shares of Common
                                   Stock.

         NAME                 AGE                  INFORMATION
- ----------------------------  ---  -------------------------------------------
Bishop L. Robinson            67   Secretary of The Department of Public
                                   Safety and Correctional Services for the
                                   State of Maryland. Mr. Robinson has
                                   occupied that position since 1987. Mr.
                                   Robinson was elected a Director of
                                   Merc-Safe in 1989.
                                   Elected Director of Mercshares: 1989
                                   Member: Audit Committee
                                   Owns beneficially 96 shares of Common
                                   Stock.
Donald J. Shepard             47   Chairman of the Board, President and Chief
                                   Executive Officer, Aegon USA, Inc., a
                                   holding company owning insurance and
                                   insurance related companies. Mr. Shepard
                                   has occupied the position of President and
                                   Chief Executive Officer since 1989. He was
                                   elected Chairman of the Board in 1992.
                                   Prior thereto, he was Executive Vice
                                   President and Chief Operating Officer of
                                   Life Investors, Inc., which changed its
                                   name to Aegon USA, Inc. on January 1, 1989.
                                   Mr. Shepard is a member of the Executive
                                   Board of Aegon, nv. He is a Director of PHH
                                   Corporation. Mr. Shepard was elected a
                                   Director of Merc-Safe in 1992.
                                   Elected Director of Mercshares: 1992
                                   Member: Compensation Committee
                                   Owns beneficially 3,000 shares of Common
                                   Stock.
Brian B. Topping              59   Vice President, Mercshares, and a Vice
                                   Chairman of the Board, Merc-Safe. Mr.
                                   Topping has been Vice President of
                                   Mercshares since 1988. He has served as a
                                   Vice Chairman of the Board of Merc-Safe
                                   since 1984. Mr. Topping was elected a
                                   Director of Merc-Safe in 1983.
                                   Elected Director of Mercshares: 1988
                                   Owns beneficially 54,000 shares of Common
                                   Stock.
Jay M. Wilson                 47   Former President, Steeltin Can Corporation,
                                   engaged in the manufacture and distribution of metal and plastic containers. Mr. Wilson occupied that position until January, 1994.
                                   He was elected a Director of Merc-Safe in 1989.
                                   Elected Director of Mercshares: 1989
                                   Owns beneficially 6,252 shares of Common
                                   Stock.

         NAME                 AGE                  INFORMATION
- ----------------------------  ---  -------------------------------------------
Calman J. Zamoiski, Jr.       66   Chairman of the Board, Independent
                                   Distributors, Incorporated, a general
                                   wholesale distributor. Mr. Zamoiski has
                                   occupied that position since April, 1991.
                                   Prior thereto, he was President. He was
                                   elected a Director of Merc-Safe in 1976.
                                   Elected Director of Mercshares: 1978
                                   Member: Executive Committee
                                           Compensation Committee
                                   Owns beneficially 28,300 shares of Common
                                   Stock.

- ---------------
(1) The firm of Gallagher, Evelius & Jones renders legal services to Merc-Safe and certain accounts of which it is a fiduciary, and certain other Mercshares affiliates.

(2) The firm of Venable, Baetjer and Howard renders legal services to Mercshares, certain of its affiliates and certain accounts of which Merc-Safe is a fiduciary. It also leases its Baltimore office space from an affiliate of Mercshares.

     All of the Directors have attended 75% or more of the total number of meetings of the Board of Directors and Committees of Mercshares on which they served during 1993.

     William B. Potter is currently a Director but does not plan to stand for reelection. On January 31, 1994, Mr. Potter owned beneficially 2,250 shares of Common Stock. John A. O'Connor, Jr., an executive officer named in the Summary Compensation Table, but who is not a Director or a nominee for election as a Director, owned beneficially on January 31, 1994, 9,600 shares of Common Stock.

     No Director, nominee or officer of Mercshares was the "beneficial owner" of as much as 1.0% of the outstanding shares of Common Stock, as of January 31, 1994. On that date, the Directors, nominees and executive officers of Mercshares as a group owned beneficially 602,892 shares or 1.3% of the shares of Common Stock outstanding. As to certain shares, the Directors, nominees and executive officers had no voting or investment power but the shares were included above because of ownership by family members or trusts for their benefit. As to the shares reported above with respect to which the Directors, nominees and executive officers had or shared voting or investment power, they had sole voting and investment power as to 551,504 shares of Common Stock and shared voting and investment power as to 28,300 shares of Common Stock.

                      REPORT OF THE COMPENSATION COMMITTEE

OVERALL POLICY

     The Board of Directors of Mercshares establishes the overall goals and objectives of Mercshares, and the policies to be followed in pursuing these goals and objectives, including the selection of necessary key management personnel, and the auditing of the performance of those personnel. The major responsibility for assisting in satisfying the compensatory aspect of the overall supervisory duty of the Board rests with the Compensation Committee. The membership of the Compensation Committees (collectively the "Committee") of Mercshares and Merc-Safe, its leading bank affiliate, is identical, composed of independent non-employee directors of both institutions who do not participate in any executive compensation plan. All executive officers of Mercshares are officers of Merc-Safe.

     In order to achieve the overall goals and objectives of Mercshares, and recognizing the interest of the shareholders in that achievement, the Committee, over a number of years, has developed and maintained an executive compensation plan based on a philosophy that links executive compensation both to individual and corporate performance, and return to shareholders. This philosophy enables Mercshares to attract and retain highly motivated executive personnel of outstanding ability and initiative, and to create an identity of interests between executives and Mercshares shareholders. Mercshares' executive compensation plan consists of basic cash compensation, the opportunity for annual incentive compensation based on corporate performance, and continuing stock based compensation, geared to corporate performance. Although Mercshares is well aware that its stock price is subject to the vagaries of the market, and is not necessarily reflective of its sound corporate performance, Mercshares believes that stock based compensation creates another direct link between its executives and its shareholders since such compensation has value only if there is appreciation in Mercshares' stock price.

     The Committee administers the provisions of Mercshares' incentive cash bonus plan and its stock based plans, which are applicable to all affiliates of Mercshares. In addition, the Committee is authorized to make recommendations to the Boards of Mercshares and its affiliates with respect to basic salaries, supplemental pension, deferred compensation, employment and similar agreements affecting their executive officers, and performs such other functions as may be delegated to it by the Boards.

     The Committee takes various factors into consideration when establishing and reviewing executive compensation. There follows an explanation of annual incentive compensation which is governed by a pre-existing mathematical formula, stock based compensation which currently consists of existing awards, and the factors considered in establishing basic cash compensation.

BASIC CASH COMPENSATION

     The Committee, in determining basic cash compensation of the executive officers of Mercshares, considers corporate profitability, financial condition, capital adequacy, return on assets and the planned compensation budget for Mercshares. The Committee also considers the performance and compensation levels of other banking institutions as more fully set forth under the caption "1993 Compensation". The Committee does not consider these factors by any formula and does not assign specific weight to any given factor. Instead, the Committee applies its collective business judgment to reach a consensus on compensation fair to Mercshares, its shareholders and its executive officers. Under employment agreements, the basic cash compensation of Messrs. Baldwin, Dodge, Dunn and Topping for any year may not be less than basic cash compensation for the prior year.

ANNUAL INCENTIVE COMPENSATION

     In addition to basic cash compensation, the Committee, in 1981, developed an annual incentive compensation plan, which is based on a preset mathematical formula tied directly to corporate performance and profitability.

     Forty-four executives of Merc-Safe and its affiliates who are considered by the Committee to have responsibilities that directly affect corporate performance and profitability currently participate in the incentive compensation Plan. Participants in the Plan are chosen annually by the Committee. The Plan has both a long-term and a short-term incentive effect inasmuch as no annual awards are made unless a compounded rate of growth in earnings per share of Mercshares, and/or in net operating income of the affiliate (or unit) employing the participant, in excess of five percent per annum is maintained from the Base Year of the Plan. The maximum potential annual award is subject to attaining a 15 percent annual improvement in such earnings per share or net operating income. For 1993, the maximum potential annual award was generally 30 percent of a participant's salary (60 percent in the case of the Chief Executive Officer and 45 percent in the case of the next three most highly compensated officers of Mercshares). However, because Management of Mercshares's affiliates is decentralized, not more than one half of any potential award is based on improvement in Mercshares' earnings per share, and not more than one half is based on improvement in net operating income of the appropriate affiliate (or unit). No executive officer of Mercshares received incentive compensation attributable to 1991 earnings per share and net operating income since the threshold criteria were not met in 1991. Incentive cash bonuses attributable to 1992 and 1993 earnings per share and net operating income were paid, as reflected under the caption "Bonus" in the Summary Compensation Table for those years.

STOCK BASED COMPENSATION

     The Executive Stock Appreciation Rights Plan, approved in 1986, the 1985 Stock Option Plan, and the Omnibus Stock Plan, approved in 1990, are Mercshares' stock based compensation plans designed to create a common interest between executives and shareholders on a long-term basis. The purpose of these Plans is to encourage participants to maintain and increase their proprietary interest as shareholders in Mercshares and to benefit from the long-term performance of Mercshares.

     Under the Executive Stock Appreciation Rights Plan, stock appreciation rights, based on the market price of the stock on the date of grant, were granted by the Committee to key executive officers including Messrs. Baldwin, Dodge, Dunn, Topping and O'Connor, and under the 1985 Stock Option Plan, stock options, based on the market price of the stock on the dates of grant, were issued by the Committee to Messrs. Dunn and O'Connor, and to other key employees. Rights were last granted under the Executive Stock Appreciation Rights Plan in 1989 and no rights remain available for issuance. Options under the 1985 Stock Option Plan were last granted in 1989 and the Committee currently does not intend to issue additional options under that Plan, although options are available for issuance.

     On February 27, 1991, stock options, without tandem stock appreciation rights, were granted by the Committee under the Omnibus Stock Plan to 63 key employees, including the executive officers of Mercshares. Twenty-five percent of these options are exercisable on and after each of the first four anniversary dates of the grant. However, the portion of the options that become exercisable in each of the four years may not be exercised unless corporate earnings per share increase at a compound growth rate of five percent from a base year, generally the fiscal year immediately preceding the grant date. If this test is met, then up to one-half of the options maturing in each of the four years become exercisable based on a sliding scale (beginning at five percent) of earnings increases of Mercshares over the prior year earnings per share. The remaining one-half may be exercised only if the net operating income of the affiliate employing the participant (or unit of that affiliate to which the participant is assigned) increased at a compounded growth rate of at least five percent from a base year. If this test is met, then up to one-half of the options maturing in each of the four years become exercisable, based on the same sliding scale (beginning at five percent), tied to the percent increase in prior year net operating income of that affiliate (or unit). To the extent that these tests are not met, all, or a portion of the options are forfeited and become available for further grants. Options that might have become exercisable in 1992, 1993 and 1994 were forfeited because the preset tests were not met.

1993 COMPENSATION

     The Committee, in determining the 1993 basic cash compensation of the executive officers of Mercshares, considered the factors described in this report.

     H. Furlong Baldwin is Chairman of the Board and Chief Executive Officer of Mercshares and Merc-Safe and, as such, has the ultimate management responsibility for the strategic direction, performance, operating results and financial condition of Mercshares and its affiliates, and the carrying out of corporate policies and procedures. Since 1970, these duties have included the primary responsibility for recommending to the Board of Mercshares the acquisition and establishment of additional affiliates. Douglas W. Dodge, as Vice Chairman of the Board of Mercshares and President and Chief Operating Officer of Merc-Safe, Edward K. Dunn, Jr., as President of Mercshares and a Vice Chairman of the Board of Merc-Safe, and Brian B. Topping as Vice President of Mercshares and a Vice Chairman of the Board of Merc-Safe, have the responsibility of assisting in carrying out corporate policies and procedures to assure that the performance, operating results and financial condition objectives are attained. Mr. O'Connor, as Senior Vice President and Secretary of Mercshares and Merc-Safe has the responsibility of chief legal officer, as well as Corporate Secretary.

     The 1993 basic cash compensation of Messrs. Baldwin, Dodge, Dunn and Topping was set in February, 1993. The Committee was aware that incentive compensation payments to the executive officers of Mercshares would be made in 1993 attributable to 1992 performance under the Annual Incentive Compensation Plan, and that twenty-five percent of the options granted under the Omnibus Stock Plan in 1991 potentially exercisable in 1993, were forfeited, because the earnings goals established in that Plan were not reached. In addition, no awards were made in 1992 under the 1985 Stock Option Plan or the Omnibus Stock Plan.

     The Committee reviewed profitability and capital strength ratios (return on assets, equity to assets and return on equity) and loan loss performance ratios (year-end non-performing assets to loans, net charge-offs to average loans, year-end allowance to loans and year-end allowance to non-performing loans) for the years 1988 through 1992 as compared to comparable information for thirty-one banking companies with assets from $5 to $10 billion, considered by an independent analyst as Mercshares' peer group. The Committee was aware that Mercshares had been ranked, by that independent analyst, first in the equity to asset ratio, second based on return on assets and eleventh in return on equity in 1991, (the then most current ranking), and that, for the third quarter, 1992 (the then most recent quarter), Mercshares was rated "superior", compared to four other Maryland banks, based on thirty-nine separate financial ratios that depict financial strength and profitability compiled by IDC Financial Publishing, Inc.

     The Committee then compared the compensation of Messrs. Baldwin, Dodge, Dunn and Topping with the compensation of executive officers of five banking institutions, based on 1991 and 1992 proxy information (the then most currently available), selected as generally comparable to Mercshares in terms of criteria including the nature and quality of operations, or geographic proximity. This group included financial institutions having significant income generated by trust and investment activities, high returns on assets and above average return on equity, capital significantly in excess of that required by current federal regulations, and located within a 400 mile radius of Baltimore so as to include companies operating in a comparable economic climate. No target was established in the comparison with this group of institutions.

     The Committee concluded that Mercshares' profitability and capital strength ratios were strong, and that loan loss ratios were favorable, both standing alone and in comparison to the thirty-one banking companies constituting the peer group and that Mershares' performance, overall, was satisfactory. The Committee determined that, in view of the compensation comparison stated above and the fact that no increase in base compensation had been granted in 1992, an increase in base compensation should be granted and recommended to the Board for approval, the increase reflected in the Summary Compensation Table. The travel allowance for Mr. Baldwin (as disclosed in the Summary Compensation Table), which has been recommended by the Committee and approved by the Boards annually since 1990 as an appropriate corporate expense, was continued. The compensation of Mr. O'Connor was reviewed in June, 1993, and he was awarded an increase generally in line with the average increases of other officers of Merc-Safe earning comparable amounts.

     No awards were made in 1993 under the 1985 Stock Option Plan or the Omnibus Stock Plan.

     In February, 1993, the Committee designated Messrs. Baldwin, Dodge, Dunn, Topping and O'Connor as participants for 1993 in the Annual Incentive Compensation Plan. Under the formula requirements of that Plan, based on 1993 earnings per share and net operating income and to the extent that mathematical Plan criteria were met, these five individuals earned incentive cash compensation, paid in 1994, which is included under the caption "Bonus" in the Summary Compensation Table for 1993.

     Mr. Donald J. Shepard became a member of the Committee in April, 1993, replacing a prior Committee member who retired from the Board of Directors, and therefore Mr. Shepard did not participate in the determination of 1993 compensation for Messrs. Baldwin, Dodge, Dunn and Topping.

     Mercshares has not adopted a policy with respect to qualifying compensation paid to its executive officers for deductibility under Section 162(m) of the Internal Revenue Code since no executive officer currently receives, or has previously received, taxable compensation in excess of $1,000,000 per year.

THE COMPENSATION COMMITTEE

     Robert D. Kunisch                                     Morris W. Offit
     Christian H. Poindexter                               Donald J. Shepard

                            Calman J. Zamoiski, Jr.
                                    Chairman

     The following line graph compares cumulative total shareholder return on Mercshares Common Stock with the Standard & Poor's 500 Index and the Standard & Poor's Banks Composite Index for the period beginning December 31, 1988, through December 31, 1993. The graph assumes $100 invested at the closing price on December 31, 1988, and the reinvestment of all dividends. None of the thirty-one institutions considered as peer institutions of Mercshares, and one of the five institutions considered for compensation purposes are included in the S & P Banks Composite Index, which consists, as of December 31, 1993, of six "Money Center Banks", seventeen "Major Regional Banks" and three "Other Banks", each of which is substantially larger than Mercshares.

                             PERFORMANCE GRAPH

 (The Performance Graph is not included in this electronic submission.
  Presented below is the table of data points used in the graph as required by Rule 304(d) of Regulation S-T.)

                           1988     1989     1990     1991     1992     1993
                           ----     ----     ----     ----     ----     ----
Mercshares..............  $100.00  $144.46  $121.76  $175.17  $211.64  $190.13
S&P Banks Composite
  Index.................  $100.00  $122.97   $86.80  $140.23  $186.29  $206.82
S&P 500.................  $100.00  $131.21  $126.89  $165.43  $178.03  $195.99

                       COMPENSATION COMMITTEE INTERLOCKS
                           AND INSIDER PARTICIPATION

     Merc-Safe has banking and other relationships, in the ordinary course of business, with a number of its Directors and companies associated with them, including loans to Mr. Zamoiski and Mr. Poindexter and companies associated with them. Such loans were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others, and did not involve more than the normal risk of collectibility or present other unfavorable features. Mr. Baldwin is a director of Baltimore Gas & Electric Company of which Mr. Poindexter is an executive officer, and of OFFITBANK of which Mr. Offit is an executive officer and Mr. Dunn is a director and member of the compensation committee of Aegon USA, Inc. of which Mr. Shepard is an executive officer.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION

     The following table sets forth certain summary compensation information as to the Chief Executive Officer of Mercshares, and as to the other four most highly compensated executive officers of Mercshares, based on total annual salary and bonus in 1993.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG TERM
                                                                                        COMPENSATION
                                                         ANNUAL COMPENSATION               AWARDS
                                                --------------------------------------  -------------
             NAME AND                                                   OTHER ANNUAL      OPTIONS/          ALL OTHER
        PRINCIPAL POSITION             YEAR     SALARY($)  BONUS($)   COMPENSATION($)    SARS(#)(1)    COMPENSATION($)(2)
- -----------------------------------  ---------  ---------  ---------  ----------------  -------------  -------------------
H. Furlong Baldwin.................       1993    648,900    253,100         55,200(3)           --            30,200
Chairman of the Board                     1992    600,000     36,000         53,400(3)           --            27,700
  and Chief Executive Officer             1991    595,800         --             --         150,000                --

Douglas W. Dodge...................       1993    448,000    133,400             --              --            24,400
Vice Chairman of the Board                1992    400,000     12,200             --              --            22,600
                                          1991    398,300         --             --          90,000                --

Edward K. Dunn, Jr.................       1993    348,800    105,200             --              --            12,800
President                                 1992    300,000      9,000             --              --            12,100
                                          1991    299,000         --             --          67,500                --

Brian B. Topping...................       1993    348,800     32,400             --              --            19,900
Vice President                            1992    300,000     54,900             --              --            16,800
                                          1991    299,000         --             --          67,500                --

John A. O'Connor, Jr...............       1993    157,200     32,600             --              --            11,700
Senior Vice President                     1992    150,000      4,600             --              --            11,100
  and Secretary                           1991    135,200     28,500             --          18,000                --

- ---------------
(1) Stock Options granted in 1991. The number of options are adjusted to reflect the 3 for 2 stock dividend paid on Common Stock in 1993. Of the amount shown, 75% have been forfeited because required earnings per share of Mercshares were not achieved.

(2) Represents cost of group-term life insurance deemed to be employee income under the Internal Revenue Code and contributions made on behalf of the executive officer by Merc-Safe to the Mercshares Thrift Plan and to supplemental thrift plan arrangements as follows:

                                                                                                SUPPLEMENTAL
                                                        YEAR     LIFE INSURANCE   THRIFT PLAN   THRIFT PLAN      TOTAL
                                                      ---------  ---------------  -----------  --------------  ----------
     Mr. Baldwin....................................       1993     $   6,300      $   7,100     $   16,800    $   30,200
                                                           1992         6,300          6,900         14,500        27,700

     Mr. Dodge......................................       1993         6,300         10,100          8,000        24,400
                                                           1992         6,300          9,900          6,400        22,600

     Mr. Dunn.......................................       1993         2,700         10,100         --            12,800
                                                           1992         2,200          9,900         --            12,100

     Mr. Topping....................................       1993         4,000         10,100          5,800        19,900
                                                           1992         4,100          9,900          2,800        16,800

     Mr. O'Connor...................................       1993         3,800          7,900         --            11,700
                                                           1992         3,600          7,500         --            11,100

(3) Of these amounts $47,900 in 1993 and $46,200 in 1992 represent travel expenses incurred by Mr. Baldwin.

     Because of transition provisions in SEC reporting rules adopted in 1991, certain 1991 information is not presented as to one executive officer under "Other Annual Compensation" or as to all named executive officers under "All Other Compensation".

AGGREGATE OPTIONS/SAR TABLE

     The following table sets forth certain information, on an aggregate basis, concerning the exercise of stock appreciation rights and stock options during 1993 by each of the executive officers named in the Summary Compensation Table, and the December 31, 1993, value of unexercised stock appreciation rights and stock options. Stock appreciation rights have value only to the extent that the market value per share of Mercshares Common Stock exceeds, on the date of exercise, the market value per share on the date of grant. As is explained in the Report of the Compensation Committee, and in the description of the Omnibus Stock Plan following this table, those stock options described as "unexercisable" stock options were granted pursuant to that Plan and will have value only if certain earnings per share of Mercshares, and net operating income of its affiliates, are achieved.

                    AGGREGATED OPTION/SAR EXERCISES IN LAST
                   FISCAL YEAR AND FY--END OPTION/SAR VALUES

                                                            NUMBER OF SECURITIES
                                                           UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS/SARS              IN-THE-MONEY OPTIONS/SARS
                                                               AT FY--END (#)                 AT FY-END ($S)(1)
                   SHARES ACQUIRED    VALUE REALIZED   ------------------------------  -------------------------------
NAME               ON EXERCISE (#)       ($S)(1)        EXERCISABLE    UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
- ----------------  -----------------  ----------------  -------------  ---------------  ------------  -----------------
Baldwin(2)......         --            $    --              75,000          37,500      $  360,000      $   160,875
Dodge(3)........          3,528             172,500         22,500          22,500         108,000           96,525
Dunn(4).........         --                 --              30,000          16,875         144,000           72,394
Topping(5)......         --                 --              30,000          16,875         144,000           72,394
O'Connor(6).....          2,416              90,000         --               4,500          --               19,305

- ---------------
(1) The number of shares, options and SARs in the table and the following notes have been adjusted to reflect the 3 for 2 stock dividend paid on Common Stock in 1993. Share values included in the table represent the fair market value of the shares at the exercise date for exercised options and SARs, or at December 31, 1993, for unexercised options and SARs, less the exercise price of options or the base price of SARs. SAR exercises may be settled in stock, cash, or both, in the discretion of the Compensation Committee.

(2) As of December 31, 1993, the table includes Mr. Baldwin's ownership of 75,000 exercisable SARs and 37,500 unexercisable options.

(3) Mr. Dodge, in 1993, exercised 22,500 SARs having a value realized of $172,500, which he received in the form of 3,528 shares of common stock and a cash payment of $94,884. As of December 31, 1993, the table includes Mr. Dodge's ownership of 22,500 exercisable SARs and 22,500 unexercisable options.

(4) As of December 31, 1993, the table includes Mr. Dunn's ownership of 30,000 exercisable SARs and 16,875 unexercisable options.

(5) As of December 31, 1993, the table includes Mr. Topping's ownership of 30,000 exercisable SARs and 16,875 unexercisable options.

(6) Mr. O'Connor, in 1993, exercised 11,250 SARs having a value realized of $90,000, which he received in the form of 2,416 shares of common stock and a cash payment of $36,031. As of December 31, 1993, the table includes Mr. O'Connor's ownership of 4,500 unexercisable options.

STOCK PLANS

                    EXECUTIVE STOCK APPRECIATION RIGHTS PLAN

     The 1985 Executive Stock Appreciation Rights Plan was approved by the stockholders at a meeting held April 30, 1986. The plan permits the issuance of stock appreciation rights to senior executives of Mercshares and its affiliates as determined by the Compensation Committee. Each right gives the holder the right to receive, subject to the provisions of the plan, an amount of stock, cash or a combination of stock and cash, equal to any appreciation (between the time of grant and the time of exercise of the right) in the fair market value of one share of Common Stock. Thus, if the fair market value per share of Common Stock is $20.00 on the date the right is issued and, on the date of exercise of the right, the fair market value per share is $25.00, then the holder of the right would be entitled to receive appreciation of $5.00 for each right held. The Compensation Committee determines what, if any, portion of the appreciation is to be paid in cash. Shares issued in payment are issued at the fair market value on the date of exercise. SARs held by the named executive officers as of December 31, 1993, are described in the Aggregate Option/SAR table as "exercisable" SARs.

                             1985 STOCK OPTION PLAN

     The 1985 Stock Option Plan was approved by the stockholders at a meeting held April 30, 1986. The Plan permits the Compensation Committee to grant to key employees of Mercshares and its affiliates, as determined by the Committee, incentive stock options (which provide certain tax advantages for optionees who comply with applicable holding periods). The exercise price of all options granted under the 1985 Stock Option Plan is not less than the fair market value of the Common Stock on the date of grant. Options have been granted to over 200 officers and employees. No options under the 1985 Stock Option Plan have been granted to Messrs. Baldwin, Dodge or Topping. Options under this plan that were granted to Mr. Dunn have been exercised and the options granted to Mr. O'Connor have expired.

                               OMNIBUS STOCK PLAN

     The Omnibus Stock Plan was approved by the stockholders at a meeting held April 25, 1990. The Omnibus Stock Plan is intended to supplement and ultimately replace the 1985 Executive Stock Appreciation Rights Plan and the 1985 Stock Option Plan, since under such plans, the rights issuable are fully depleted and options issuable have nearly been depleted.

     The Omnibus Stock Plan permits the Compensation Committee from time to time to grant incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock and phantom stock units ("Stock Incentives") to key employees of Mercshares and its affiliates as determined by the Compensation Committee. The Compensation Committee has broad authority to determine the terms and conditions upon which such Stock Incentives may be granted, including, among other things, when they may be granted, their duration and conditions for their exercise and forfeiture.

     In 1991, 771,000 Stock Incentives, in the form of stock options, without tandem stock appreciation rights, were granted to 63 key employees of Mercshares and its affiliates. No other form of Stock Incentives have been granted. To the extent permitted by law and regulations, the options granted are intended to be incentive stock options. The remaining options are non-qualified. The exercise (option) price is $14.83 per share, the closing price of Mercshares' Common Stock on the date of the grant, as adjusted to reflect the 3 for 2 stock dividend paid on Common Stock in 1993, and the term of the option is ten years. Generally, up to twenty-five percent of the options become exercisable on and after the first anniversary date of the grant, and an additional twenty-five percent become exercisable on and after each of the next three anniversary dates (all options are exercisable on and after the fourth anniversary date), provided that, if certain earnings per share of Mercshares, and net operating income of the affiliate (or unit thereof) employing the optionee, are not achieved, all or a portion of the options that become exercisable will be forfeited and available for further grants to key employees. Stock Options under this Plan have been granted to the named executive officers, and those currently outstanding are shown in the Aggregate Option/SAR table and are described therein as "unexercisable" stock options. Seventy-five percent of the options granted have been forfeited.

RETIREMENT AGREEMENTS AND PLANS

           DEFERRED COMPENSATION AND SUPPLEMENTAL PENSION AGREEMENTS

     Messrs. Baldwin, Dodge and Topping have entered into arrangements with Merc-Safe pursuant to which their rates of salary were reduced. In exchange, Merc-Safe intends from time to time to invest certain amounts (approximately the aggregate cumulative salary reduction for the period prior to their respective retirements) in various life insurance and annuity plans and to make future payments to them which will approximate the amounts realized from these investments. The amount and term of future payments to them will vary according to their age at retirement. Alternate provisions have been made for events such as termination, resignation, death or disability prior to retirement, but, assuming retirement at age 65, annual payments for a minimum of fifteen years or until death would approximate $168,000 to Mr. Baldwin, $126,000 to Mr. Dodge, and $176,000 to Mr. Topping (all of which are expected to be funded by the insurance and annuity plan arrangements). In connection with this, they will participate in supplemental pension and thrift plan arrangements whereby they will be eligible to receive (1) benefits in the amounts they would have received had their compensation not been reduced from current levels, and
(2) amounts to which they would have been entitled under the Mercshares cash balance plan and thrift plan but for the maximum salary, benefit and contribution limitations on defined benefit and contribution plans under the Internal Revenue Code. The amounts deferred in 1993 are included under the caption "Salary" in the Summary Compensation Table. Mercshares has entered into a Supplemental Pension Agreement with Mr. Dunn, pursuant to which, assuming retirement at age 65, Mr. Dunn will receive $5,000 per month in addition to any pension received under the Mercshares Pension Plan. Alternate provisions are made for events such as termination, resignation, death or disability prior to retirement at age 65.

                                  PENSION PLAN

     Mercshares is sponsor of an employees' cash balance pension plan which all of its affiliates have adopted. Each plan participant who was employed on January 1, 1991 (including those individuals named below) was credited under the cash balance plan with a frozen accrued benefit representing the benefit he had earned under the plan, determined as of December 31, 1990, and based generally on past service and career average annual compensation. For service on and after January 1, 1991, the cash balance plan is designed to maintain separate participant accounts for each eligible employee. These cash balance accounts are credited with annual contribution allocations equal to various percentages of compensation based on years of credited service and age. Interest allocations, tied to a Treasury Bill rate, are also credited annually to these cash balance accounts. Plan benefits paid at retirement to those individuals named below, all of whom were employed on December 31, 1990, will be paid in annuity form and will consist of the sum of their frozen accrued benefits and their cash balance accounts. The Plan does not determine benefits primarily by final average compensation.

     At the plan's normal retirement age of 65, the individuals named below would have the following years of service and estimated annual pension benefits:
Mr. Baldwin, 40 years and $452,000; Mr. Dodge, 27 years and $222,000; Mr. Dunn, 12 years and $110,000; Mr. Topping, 24 years and $177,000 and Mr. O'Connor, 25 years and $63,000. The amounts shown are the estimated payment from the plan for Mr. O'Connor and the total of estimated payments from the plan and under the supplemental pension arrangements described above for Messrs. Baldwin, Dodge, Dunn and Topping.

     Estimated annual pension benefits shown above are presented as straight life annuities for current compensation (including bonus), based on compensation paid in 1993, modified for increases in salary through date of normal retirement based on the plan's internal salary increase assumption. Actual salary increases may differ from such assumption. In addition, maximum salary and pension benefits are limited by the provisions of the Internal Revenue Code, and retirees may elect to receive a form of benefit other than a straight life annuity. Accordingly, the actual pension benefits at retirement may differ significantly from the amounts stated above.

     All other officers of Mercshares participate in the cash balance plan. Directors who are not also officers of Mercshares or an affiliate do not participate in the cash balance plan.

THRIFT AND MEDICAL REIMBURSEMENT PLANS

     Mercshares is sponsor of a thrift plan, of the type described in Section 401(k) of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. Those executive officers of Mercshares who are also officers of Merc-Safe participate in the plan. The plan provides that corporate contributions, based on a percentage of an employee's salary, are paid to the employee's thrift plan account. Additionally, employees may elect to defer up to 10% of their salaries by redirecting the deferred amount to their thrift plan accounts, in which case their employers match a portion of the amount deferred. The corporate contributions for 1993 are included under the caption "All Other Compensation" in the Summary Compensation Table. Additionally, Messrs. Dodge, Dunn, Topping and O'Connor elected to defer a percentage of their salaries during 1993. The amounts so deferred are included under the caption "Salary" and the matching contributions are included under the caption "All Other Compensation" in the Summary Compensation Table.

     Mercshares is sponsor of a medical reimbursement plan, of the type described in Section 105 of the Internal Revenue Code, which a majority of its affiliates have adopted for the benefit of all eligible employees. Those executive officers of Mercshares who are also officers of Merc-Safe, except Mr. Baldwin, participate in the plan. The plan provides that employees may reduce their salaries on a pre-tax basis, in amounts determined in advance by them, and redirect those amounts to a medical reimbursement account (MRA). Funds in the MRA then become available to reimburse the employee for certain uninsured medical expenses. Any balance left in an employee's MRA at year end reverts to his employer. Salary reductions under the plan for Messrs. Dodge, Dunn, Topping and O'Connor are included under the caption "Salary" in the Summary Compensation Table.

OTHER ARRANGEMENTS

                             EMPLOYMENT AGREEMENTS

     Mercshares and Merc-Safe have entered into employment agreements with Messrs. Baldwin, Dodge, Dunn, and Topping. Pursuant to these agreements, Mr. Baldwin serves as Chairman of the Board and Chief Executive Officer of Mercshares and Merc-Safe at a base salary of not less than $650,000 per year; Mr. Dodge serves as Vice Chairman of the Board of Mercshares and President and Chief Operating Officer of Merc-Safe at a base salary of not less than $450,000 per year; Mr. Dunn serves as President of Mercshares and a Vice Chairman of the Board of Merc-Safe at a base salary of not less than $350,000 per year, and Mr. Topping serves as Vice President of Mercshares and a Vice Chairman of the Board of Merc-Safe at a base salary of not less than $350,000 per year. The agreements provide that these base salaries will not be less in any year than in the preceding year. The current terms of the agreements are until March 31, 1996, for Mr. Baldwin, March 31, 1996, for Mr. Dodge, December 31, 1996, for Mr. Dunn, and March 31, 1996, for Mr. Topping. These agreements will extend for periods of three years following each annual anniversary date (but not beyond the normal retirement date of the employee) unless such extension is declined by Mercshares or Merc-Safe or by Messrs. Baldwin, Dodge, Dunn or Topping, respectively. Messrs. Baldwin, Dodge, Dunn and Topping will also be entitled to such other benefits as they may receive under various employee benefit plans including the plans described in this Proxy Statement.

                    CHANGE OF CONTROL TERMINATION AGREEMENTS

     Mercshares has entered into Change of Control Termination Agreements with Messrs. Baldwin, Dodge, Dunn, Topping and O'Connor. In the event that during the effective period of the agreement, following a "change of control" of Mercshares, the officer is terminated (prior to his normal retirement date) within three years of a change of control without "cause" or if the officer resigns for "good reason", then such officer is entitled to receive certain cash payments from Mercshares. Payments which may be made under the agreements are limited to the maximum amount (when combined with amounts otherwise payable upon termination) which is deductible by Mercshares under Section 280G of the Internal Revenue Code. Generally, the maximum amount deductible is three times average base annual compensation (including salary, bonus, fringe benefits and deferred compensation) over the last five years. The Change of Control Termination Agreements now have a three year effective period following December 31, 1993, and are renewed automatically each year for an additional one year period (or until the officer's normal retirement if earlier) unless Mercshares refuses such extension. For the purposes of the agreements, a "change of control" means any of the following occurrences: (a) a person or group becomes the beneficial owner of at least 20% of Mercshares Common Stock; (b) there occur certain specified changes in the composition of the Mercshares Board of Directors; (c) Mercshares' stockholders approve a reorganization, merger, consolidation or statutory share exchange of Mercshares unless after such transaction, holders of the previously outstanding Mercshares Common Stock own more than 50% of the combined voting power of the surviving entity, or (d) a liquidation or dissolution of Mercshares or sale of all or substantially all of the assets of Mercshares. For purposes of these Agreements, termination by Mercshares for "cause" means termination upon (i) an act of personal dishonesty taken by the officer intended to result in substantial personal enrichment of the officer at the expense of Mercshares, (ii) the officer's willful, deliberate and continued failure to perform substantially his duties, which is not remedied after receipt of written notice, or (iii) conviction of a felony. "Good reason" includes the assignment to the officer of any duties inconsistent with his status and position as they exist immediately prior to the change of control, a substantial failure by Mercshares to comply with its obligations to the officer under its employment arrangement with such officer, relocation of the officer's place of employment outside of the Mercshares principal office located in the City of Baltimore, a purported termination of the officer not otherwise permitted under his employment arrangement with Mercshares or the failure of any successor to Mercshares to assume expressly the obligations of the agreement.

DIRECTOR FEES

     Directors of Mercshares, who are not also officers of Mercshares or its affiliates, are paid a retainer at the annual rate of $12,500 in addition to fees of $750 for each Board meeting and $300 for each Committee meeting attended. Directors who are also officers of Mercshares or its affiliates receive no compensation for attendance at Board or Committee meetings of Mercshares. Mercshares is sponsor of a Directors Deferred Compensation Plan which gives Directors of Mercshares and participating affiliates, who are not also officers of Mercshares, the option to defer the retainer and portions, or all, of their fees. The amount of these fees is invested by Merc-Safe, as agent, and, together with interest earned through investment, is credited to the Director's deferred compensation account to be paid to the Director following the time he ceases to render services as a Director.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

     Certain affiliated banks have had, and expect to have in the future, banking and trust transactions in the ordinary course of business with many of the Directors (or nominees) and officers of Mercshares, and certain of their associates and immediate family members, on substantially the same terms, including interest rates and collateral on loans, and commissions on fiduciary business, as those prevailing at the time for comparable transactions with others. Loans to such persons were made in the ordinary course of business and did not involve more than the normal risk of collectibility or present other unfavorable features.

                    INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Coopers & Lybrand, certified public accountants, as the principal auditors for Mercshares for 1994. The stockholders are asked to ratify that appointment.

     A representative of Coopers & Lybrand is expected to be present at the Annual Meeting of Stockholders, with the opportunity to make a statement if the representative desires to do so, and will respond to appropriate questions from stockholders.

     If the stockholders do not ratify the appointment of Coopers & Lybrand, other independent certified public accountants will be selected by the Board upon recommendation of the Audit Committee.

     The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Coopers & Lybrand as independent certified public accountants to audit the financial statements of Mercshares for 1994.

                 APPROVAL OF ANNUAL INCENTIVE COMPENSATION PLAN

     As reported in previous Proxy Statements, Mercshares has an Annual Incentive Compensation Plan (the "Plan"). This Plan was adopted by the Board of Directors on December 8, 1981, effective as of January 1, 1981 and, with subsequent amendments, has been in effect since that date. The Plan, as currently amended is described below and is set forth in Exhibit I to this Proxy Statement and reference is made to that Exhibit for a complete statement of its terms and provisions.

     Stockholder approval of the Plan is proposed in order to assure the future deductibility for Federal income tax purposes of executive compensation under the recently adopted provisions of Section 162(m) of the Internal Revenue Code. At present, Section 162(m) limits the deductibility of certain compensation in excess of $1,000,000 for the chief executive officer and any other executive officer named in the proxy statement. No executive officer of Mercshares is compensated at that level. Nonetheless, stockholder approval of the plan is sought to assure that limitations such as those in Section 162(m) will not disqualify possible Plan compensation from being deductible in the future.

     The Plan is administered by the Compensation Committee which consists of five members of the Board of Directors, all of whom are independent non-employee directors of Mercshares who do not participate in any executive compensation plan of Mercshares. None of the members of the Compensation Committee is a current employee of Mercshares, or a former employee of Mercshares who receives compensation for prior services, nor does he receive remuneration other than as a director.

     The purpose of the Plan is to increase the profitability of Mercshares and its affiliates by providing an opportunity for certain key executive employees, whose efforts are deemed by the Compensation Committee to have a direct impact on earnings, to earn incentive cash payments for outstanding ability, achievement and performance, and thereby to participate in the overall profitability of Mercshares.

     The maximum potential award is 33 percent of a participant's salary for Class III participants (65 percent for a Class I participant who, for 1993, was the Chief Executive Officer, and 50 percent for Class II participants who, for 1993, were the next three most highly compensated officers of Mercshares), with not more than one-half of any potential award based on improvement in earnings per share of Mercshares and not more than one-half based on improvement in net operating income of the affiliate employing the participant (or division thereof), as is shown on Exhibit "A" to Exhibit I. Salary is defined as the participant's base rate of pay for the calendar year preceding the calendar year for which any award may be made (the "Award Year"). No participant is eligible to receive an award in excess of $750,000 for any one calendar year. For 1993, there were forty key executive officers of Mercshares and its affiliates who were Class III participants.

     Prior to December 31 of the year preceding an Award Year, the Compensation Committee selects the participants in the Plan for the Award Year, designates the participant as a Class I, Class II or Class III participant, determines whether the portion of the participant's award attributable to net operating income shall be based on the total net operating income of the affiliate employing the participant, or the net operating income of a particular division of the affiliate and designates a Base Year. Participants are classified as Class I, Class II, or Class III participants depending upon and in recognition of their varying corporate responsibilities.

     The Base Year (currently 1985 ) and Preceding Year (1992 for the 1993 Award
Year) earnings per share are as reported in the relevant Annual Report to Shareholders, and the Base Year and Preceding Year net operating income are as reported for the relevant year to the Mercshares Board of Directors. While the Base Year and Preceding year earnings per share and net operating income can be estimated early in the Award Year, such estimates are adjusted, as necessary during the Award Year, to reflect mergers, acquisitions, stock dividends, intercorporate and intracorporate transfers of operations or operating divisions and other corporate changes. For example, the Base Year (1985) and Preceding Year (1992) earnings per share for the 1993 Award Year have been adjusted to reflect the 3 for 2 stock dividend paid on the Common Stock on September 30, 1993.

     Prior to March 1 of the year following the Award Year, the Compensation Committee approves payment of any incentive compensation awards attributable to the Award Year earnings performance based on the preset mathematical formula generally described below and set forth in detail in Exhibit I, after receipt by the Compensation Committee of confirmation of such Awards by Mercshares' independent certified public accountants.

     Under the Plan, no incentive compensation awards are made unless a compounded rate of growth in earnings per share of Mercshares, and/or in net operating income of the affiliate employing the participant (or division thereof), in excess of five percent per annum is maintained from the Base Year of the Plan. If the compounded rate of growth in earnings per share, and/or net operating income exceeds five percent, the participant receives an incentive compensation award based upon the percent increase in earnings per share and/or net operating income over the Preceding Year, with the maximum potential award subject to attaining a 15 percent annual growth, as shown in Exhibit "B" to
Exhibit I. Incentive awards paid to the five most highly compensated executive officers of Mercshares in 1994 attributable to 1993 earnings per share and net operating income are included in the amounts shown in the "Bonus" column of the Summary Compensation Table.

     The following table shows awards paid in 1994 attributable to 1993 earnings per share of Mercshares and net operating income of the affiliate, or division thereof. Directors who are not also officers of Mercshares or an affiliate do not participant in the Plan. For 1993, participants include all officers of Mercshares (9 persons) and at least one person from each banking affiliate and from Mercantile Mortgage Corporation (35 persons). All participants are Class III participants unless otherwise indicated. The corporate responsibilities of Class I and Class II participants are discussed in the preceding Report of the Compensation Committee under the caption "1993 Compensation".

                       ANNUAL INCENTIVE COMPENSATION PLAN
                           AWARDS FOR 1993 AWARD YEAR

                                                               DOLLAR VALUE($)       DOLLAR VALUE($)
                         NAME AND                                  BASED ON           BASED ON NET      DOLLAR VALUE($)
                    PRINCIPAL POSITION                        EARNINGS PER SHARE    OPERATING INCOME      TOTAL AWARD
- -----------------------------------------------------------  --------------------  -------------------  ---------------
H. Furlong Baldwin--Class I................................      $     58,400         $     194,700      $     253,100
  Chairman of the Board and Chief Executive Officer

Douglas W. Dodge--Class II.................................      $     30,800         $     102,600      $     133,400
  Vice Chairman of the Board

Edward K. Dunn, Jr.--Class II..............................      $     24,300         $      80,900      $     105,200
  President

Brian B. Topping--Class II.................................      $     24,300         $       8,100      $      32,400
  Vice President

John A. O'Connor, Jr.......................................      $      7,300         $      24,300      $      31,600
  Senior Vice President and Secretary

All current executive officers of Mercshares (9) as a group
  (including the 5 named above)............................      $    168,100         $     487,300      $     655,400

All employees of Mercshares and Affiliates (44) as a group
  (including executive officers of Mercshares).............      $    384,200         $     823,300      $   1,207,500

     The Board of Directors recommends a vote FOR the approval of the Annual Incentive Compensation Plan.

                         REPORT OF AMENDMENTS TO BYLAWS

     Article XIII of the bylaws provides as follows:

     "These bylaws may be added to, altered, amended, repealed or suspended by a majority vote of the entire Board of Directors at any regular meeting of the Board or at any special meeting called for that purpose. Any action of the Board of Directors in adding to, altering, amending, repealing, or suspending these bylaws shall be reported to the stockholders at the next annual meeting and may be changed or rescinded by majority vote of all of the stock then outstanding and entitled to vote. In no event shall the Board of Directors have any power to amend this Article."

     Since the last Annual Meeting of Stockholders, the Board of Directors amended the Bylaws, the net effect of which fixed the number of Directors to be elected at 18.

     The practical effect of Article XIII of the bylaws is to vest in the Directors the power to amend the bylaws, subject to the right of the stockholders upon their own initiative to change or overrule the action of the Board after receipt of notice. Accordingly, the provisions of the amended bylaws are summarized above to provide such notice, and no action is required by the stockholders unless a motion is made at the meeting to change or overrule the action of the Board. If such motion were made, a majority of the votes entitled to be cast on the question would be required for its approval. It may be expected that the holders of the proxies would vote to sustain the action of the Directors.

                       VOTE REQUIRED TO ADOPT RESOLUTIONS

     The election of Directors requires a plurality of votes cast at the meeting.

     The ratification of the appointment of Coopers & Lybrand as the independent certified public accountants and the approval of the Annual Incentive Compensation Plan each requires the affirmative vote of a majority of the votes cast at the meeting.

     The following principles of Maryland law apply to the voting of shares of Common Stock at the meeting. The presence in person or by proxy of stockholders entitled to vote a majority of the outstanding shares of Common Stock will constitute a quorum. Shares represented by proxy or in person at the meeting, including shares represented by proxies that reflect abstentions, will be counted as present in the determination of a quorum. An abstention as to any particular matter, however, does not constitute a vote "for" or "against" and will be disregarded in calculating the votes cast as to such matter. "Broker non-votes" (i.e., where a broker or nominee submits a proxy specifically indicating the lack of discretionary authority to vote on a matter) will be treated in the same manner as abstentions.

                          ANNUAL REPORT OF MERCSHARES

     Copies of the Annual Report of Mercshares, for the year ended December 31, 1993, were mailed on or about March 24, 1994, to those persons who were record holders of stock of Mercshares on March 18, 1994, the record date referred to above.

                 STOCKHOLDER PROPOSALS FOR 1995 ANNUAL MEETING

     Any proposals of stockholders to be presented for inclusion in Management's proxy materials for the 1995 Annual Meeting of Stockholders must be received by the Secretary of Mercshares at Two Hopkins Plaza, Baltimore, Maryland 21201 on or before November 25, 1994. Such proposals are subject to and must be made in accordance with the proxy regulations under the Securities Exchange Act of 1934.

                                 OTHER MATTERS

     Management knows of no other matters which will be presented at the Annual Meeting. However, if other matters are presented, it is intended that the persons named in the enclosed proxy will vote the shares represented thereby in accordance with their best judgment in the interest of Mercshares.

     Mercshares will bear the cost of solicitation of proxies and may reimburse persons holding stock in their names, or in the names of their nominees, or otherwise, for reasonable expenses incurred in sending proxies and proxy soliciting materials to their principals. In addition to the solicitation of proxies by mail, proxies may also be solicited personally, or by telephone, or telegram, by the officers and employees of Mercshares, without additional compensation to them.

     Mercshares has retained the firm of Hill and Knowlton to assist in the solicitation activities referred to above for a fee of $5,500 plus expenses.

     ANY STOCKHOLDER EXECUTING THE ENCLOSED PROXY MAY REVOKE SUCH PROXY AT ANY TIME BEFORE IT IS EXERCISED.

                                         JOHN A. O'CONNOR, JR.
                                            Senior Vice President and Secretary

March 24, 1994

                                                                       EXHIBIT 1

                MERCANTILE BANKSHARES CORPORATION AND AFFILIATES
                       ANNUAL INCENTIVE COMPENSATION PLAN
                                  (AS AMENDED)

1. PURPOSE

     This Annual Incentive Compensation Plan (the "Plan") is intended as an incentive to increase the profitability of Mercantile Bankshares Corporation (the "Corporation") and its Affiliated Corporations, as defined in Section 3, by providing an opportunity for certain key executive employees, whose efforts are deemed to have a direct impact on the earnings of the Corporation or its Affiliated Corporations, (the "Participants") designated by the Compensation Committee (the "Committee") of the Corporation's Board of Directors to earn incentive payments for outstanding ability, achievement and performance and thereby to participate in the overall profitability of the Corporation. Participants may be classified as Class I, Class II or Class III Participants ("Class of Participants") depending upon and in recognition of their varying corporate responsibilities. It is intended that the Plan encourage these key executive employees to attain pre-established goals by providing recognition and awards in the form of cash.

     Those chosen as Participants shall be eligible to receive a maximum Incentive Award, as defined in Section 5, in an amount not to exceed the maximum percent of salary shown on Exhibit A for the applicable Class of Participant.

     One portion of the Incentive Award shall be based on the net operating income of the particular Affiliated Corporation employing the Participant, or the division of the Affiliated Corporation to which that Participant is assigned and shall not exceed the maximum percent of salary based on net operating income shown on Exhibit A for the applicable Class of Participant, as more particularly described in Section 5.

     The other portion shall be based on the earnings per share of the Corporation and shall not exceed the maximum percent of salary based on earnings per share shown on Exhibit A for the applicable Class of Participant, as more particularly described in Section 5.

2. ADMINISTRATION

     The Plan shall be administered by the Committee as it shall, from time to time, be constituted. In addition to its duties as described in this Plan, the Committee shall interpret the Plan, may prescribe, amend and rescind rules and regulations relating to the Plan and shall make all other determinations necessary or advisable for the administration of the Plan. The interpretation and construction by the Committee of any provision of the Plan, or award made under the Plan, and any decision or action made or taken by it in connection with the Plan shall be conclusive and binding. The Committee may, at the expense of the Corporation, retain counsel to advise it. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith, or upon the advice of counsel, with respect to the Plan or any award made under the Plan.

3. AFFILIATED CORPORATIONS

     Affiliated Corporations (the "Affiliates") are those corporations or other forms of business entities, more than 50% of the voting interest of which is owned or controlled, directly or indirectly, from time to time, by the Corporation and which have furnished the Committee with a certified copy of a resolution evidencing adoption of this Plan.

4. PARTICIPANTS

  Eligibility

     Individuals eligible to be Participants in the Plan, and to receive Incentive Awards under the Plan, shall be those key executive employees of the corporation and its Affiliates as the Committee, in its sole discretion, shall select.

     A Participant for any calendar year shall be eligible to receive an Incentive Award for that year. However the Committee may, in its sole discretion, deny any such Incentive Award or authorize payment of part thereof to any Participant for any calendar year who is not a full time employee on December 31 of that calendar year or whose employment terminates for any reason during that calendar year, or who is granted a leave of absence during that calendar year.

  Selection

     The Committee, prior to December 31 of the year preceding each calendar year for which any award may be made (the "Award Year"), (prior to April 1, 1994 for the 1994 Award Year), shall select those individuals who are to be Participants in the Plan for that particular Award Year, designate the Participant as a Class I, Class II or Class III Participant, determine whether the portion of the Participant's award attributable to net operating income shall be based on the total net operating income of the Affiliate employing the Participant, or the net operating income of the particular division of the Affiliate to which the Participant is assigned and designate the Base Year for purposes of Section 5. Failing a specific classification, a Participant shall be deemed to be a Class III Participant. Each Participant shall be notified of selection promptly.

5. THE INCENTIVE AWARD

  (a) Definitions

     For purposes of determining Incentive Awards made under the Plan:

          Incentive Award shall mean cash payments made pursuant to the computation described in Section 5(b) below.

          Award Year shall mean that particular calendar year for which an award may be made under this Plan.

          Earnings Per Share shall mean the dollar amount of the consolidated earnings per share of the Corporation's common stock.

          Net Operating Income shall mean the dollar amount of the net after tax operating income of each Affiliate or one or more divisions of an Affiliate, as the Committee shall determine.

          Base Year Earnings Per Share shall mean Earnings Per Share as stated in the Corporation's Annual Report to Shareholders, for the Base Year, which Earnings Per Share may be adjusted, as necessary, from time to time, to reflect mergers, acquisitions, sales, stock dividends, or other corporate changes affecting earnings per share.

          Base Year Net Operating Income shall mean the Net Operating Income for the Base Year, as reported to the Board of Directors of the Corporation, or otherwise published, which Net Operating Income may be adjusted, as necessary, from time to time, to reflect mergers, acquisitions, sales, stock dividends, intercorporate and intracorporate transfers of operations or operating divisions, or other corporate changes.

          Preceding Year Earnings Per Share shall mean the Earnings Per Share for the year preceding the Award Year, to be stated in the Corporation's Annual Report to Shareholders for the Award Year, which may be adjusted, as necessary, from time to time, to reflect mergers, acquisitions, sales, stock dividends, or other corporate changes affecting earnings per share.

          Preceding Year Net Operating Income shall mean the Net Operating Income for the year preceding the Award Year, as reported to the Board of Directors of the Corporation, or otherwise published, which may be adjusted, as necessary, from time to time, to reflect mergers, acquisitions, sales, stock dividends, intercorporate and intracorporate transfers of operations or operating divisions, or other corporate changes.

          Award Year Earnings Per Share shall mean the Earnings Per Share for the Award Year.

          Award Year Net Operating Income shall mean the Net Operating Income for the Award Year.

          Annual Rate of Growth shall be the percent determined by calculating the annual rate of growth between: (1) the Preceding Year Earnings Per Share and the Award Year Earnings Per Share and (2) the Preceding Year Net Operating Income and the Award Year Net Operating Income, as the case may be.

          Compounded Rate of Growth shall be the percent determined by calculating the annual compounded percentage rate of growth between (1) the Base Year Earnings Per Share and the Award Year Earnings Per Share, and (2) the Base Year Net Operating Income and the Award Year Net Operating Income, as the case may be.

          Salary shall mean the Participant's base rate of pay for the calendar year immediately preceding the Award Year.

          Salary Award Percentage shall be the percent of salary based on varying rates of growth as shown on Exhibit "B".

  (b) Computation

     The Committee, prior to March 1 following each Award Year, shall compute the Annual Rate of Growth and the Compounded Rate of Growth of both Award Year Earnings Per Share, and Award Year Net Operating Income for each Affiliate, or division of an Affiliate, that employs a Participant.

     If the Compounded Rate of Growth of the Award year Earnings Per Share shall not exceed 5.00%, then no cash payment shall be made based on Award Year Earnings Per Share. If the Compounded Rate of Growth of the Award Year Earnings Per Share shall exceed 5.00%, each Participant shall be entitled to receive a cash payment equal to that percent of salary opposite the rate of growth equal to the Annual Rate of Growth as shown on Exhibit "B" for the Class of Participant applicable to that Participant.

     If the Compounded Rate of Growth of the Award Year Net Operating Income for any Affiliate, or a division of the Affiliate where applicable, shall not exceed 5.00%, then no cash payment shall be made to any Participant employed by such Affiliate, or such division, based on Award Year Net Operating Income. If the Compounded Rate of Growth of the Award Year Net Operating Income for any Affiliate, or such division, shall exceed 5.00%, each Participant employed by such Affiliate, or such division, shall be entitled to receive a cash payment equal to that percent of salary opposite the rate of growth equal to that Affiliate's, or such division's Annual Rate of Growth as shown on Exhibit "B" for the Class of Participant applicable to that Participant.

     Percentages used in determining Annual Rate of Growth exceeding 5.00% shall be rounded to the nearest whole percent.

     No Participant shall be entitled to receive in total Incentive Awards more than the percent of Salary applicable to the Class of that Participant as shown on Exhibit "A" for any one calendar year, nor shall any Participant receive an Incentive Award in excess of $750,000 for any one calendar year.

(c) Notification of Award

     The Committee, prior to the March 1 following each Award Year shall determine, based on the above Computation, whether any Participant shall be entitled to an Incentive Award under the Plan and shall make such award. The Committee shall then notify all Participants of the results of its determination and shall advise each Affiliate employing a Participant of the amount to be paid that Participant.

6. PAYMENT

     (a) Payment of Incentive Awards made under this Plan shall be paid in cash promptly upon receipt of the notice described in Section 5 by each Affiliate with respect to Participants employed by that Affiliate.

     (b) Payment of an Incentive Award due a Participant who dies after December 31 of the Award Year shall be made to the person, estate, trust, organization or other entity designated by the Participant to receive benefits under the Corporation's or any Affiliate's Group Life Insurance Policy unless another Beneficiary is designated by the Participant. In the absence of any Beneficiary so designated, the estate of the Participant shall be the Beneficiary.

7. COMMITTEE REPORTS

     The Committee shall file with the Board of Directors of the Corporation, and each Affiliate employing a Participant, on or before April 1 of each calendar year, a report which shall set forth.

          (a) The total Incentive Awards paid under the Plan for the prior year together with the basis for the computation of those awards, and

          (b) The Participants, and their total salary, selected for the year in which the report is made.

8. REVOCATION OR REDUCTION OF SELECTION OR AWARD

     Any Incentive Award made by the Committee, or the selection of a Participant by the Committee, may be revoked or, in the case of an Incentive Award, reduced by the Committee at any time if such Participant's employment by the Corporation, or an Affiliate, is terminated because of dishonesty, fraud, embezzlement, conviction of a felony, or for any other reason as determined in the sole discretion of the Committee.

9. ASSIGNMENT

     A Participant's rights and interests under this Plan may not be assigned, transferred, pledged or hypothecated and are not subject to attachment, garnishment, execution or any other creditor's processes and, to the extent permitted by law, the Corporation and any Affiliate shall not be bound by any attempted assignment, alienation or creditor's process and shall be entitled to make any payment under the Plan directly to a Participant or Beneficiary.

10. NO EMPLOYMENT CONTRACT

     Nothing contained in this Plan, nor any selection or award made pursuant to this Plan shall confer upon any Participant any rights to continue in the employ of the Corporation or any Affiliate or to interfere in any way with the right of the Corporation or any Affiliate to reduce a Participant's compensation at any time and all Participants shall remain subject to discharge, or compensation reduction, the same as if this Plan had not been adopted.

11. AMENDMENT OR TERMINATION

     This Plan may be amended or terminated at any time by action of the Board of Directors of the Corporation and notice of such action shall be given promptly to the Boards of Directors of the Affiliates.

12. EFFECTIVE DATE

     This Plan shall be effective January 1, 1981.

                                  EXHIBIT "A"
                         MAXIMUM ANNUAL AMOUNT OF AWARD

                                                                                                  MAXIMUM % OF SALARY
                                                                                                        BASED ON
                                                                                           ----------------------------------
CLASS OF                                                                     MAXIMUM %      EARNINGS PER      NET OPERATING
PARTICIPANT                                                                  OF SALARY          SHARE            INCOME
- ------------------------------------------------------------------------  ---------------  ---------------  -----------------
Class I.................................................................          65.0          32.5              32.5
Class II................................................................          50.0          25.0              25.0
Class III...............................................................          33.0          16.5              16.5

                                  EXHIBIT "B"
            PERCENT OF SALARY AWARD BY CLASSIFICATION OF PARTICIPANT

ANNUAL RATE                                                                                        CLASS       CLASS       CLASS
OF GROWTH                                                                                            I          II          III
- ----------------------------------------------------------------------------------------------  -----------  ---------  -----------
5.............................................................................................           0          0            0
6.............................................................................................          3.0       2.25          1.5
7.............................................................................................          6.0       4.50          3.0
8.............................................................................................          9.0       6.75          4.5
9.............................................................................................         12.0       9.00          6.0
10............................................................................................         15.0      11.25          7.5
11............................................................................................         18.0      13.50          9.0
12............................................................................................         21.0      15.75         10.5
13............................................................................................         24.0      18.00         12.0
14............................................................................................         27.0      20.25         13.5
15............................................................................................         30.0      22.50         15.0

    (The information below appears on the front of the Proxy Voting Card.)

MERCANTILE       THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
BANKSHARES
CORPORATION  The undersigned hereby appoints H. Furlong Baldwin, Douglas W.
             Dodge and Edward K. Dunn, Jr., and each of them, the proxies of the undersigned, with several powers of substitution, to act and
  PROXY vote at the ANNUAL MEETING OF STOCKHOLDERS of Mercantile Bankshares Corporation, Two Hopkins Plaza, Baltimore, MD 21201 to be held on WEDNESDAY, APRIL 27, 1994, AT 10:30 A.M., and at any and all adjournments thereof.

1. Election of Directors   [ ] FOR all nominees listed below
                               (except as shown to the contrary below)
                           [ ] WITHHOLD AUTHORITY to vote for all nominees
                               listed below

                The Board of Directors recommends a vote FOR

H. Baldwin, T. Bancroft, R. Berndt, J. Block, G. Bunting, D. Dodge, E. Dunn,
B. Jenkins, R. Kunisch, W. McCarthy, M. Offit, C. Poindexter, W. Richardson,
B. Robinson, D. Shepard, B. Topping, J. Wilson, C. Zamoiski.

(Instructions: To withhold authority to vote for any individual nominee print that nominee's name on the space provided below)


- -----------------------------------------------------

2. Ratification of appointment of Coopers & Lybrand as the independent certified public accountants for Mercshares

                 [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN

   The Board of Directors recommends a vote FOR

3. Approval of the Mercantile Bankshares Corporation and Affiliates Annual Incentive Compensation Plan

                 [ ]  FOR   [ ]  AGAINST   [ ]  ABSTAIN

   The Board of Directors recommends a vote FOR

4. Upon such matters as may properly come before the meeting

    (The information below appears on the back of the Proxy Voting Card.)

PLEASE MARK, SIGN, DATE AND MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE NEEDED IF MAILED IN THE UNITED STATES.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF DIRECTIONS ARE NOT INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR RATIFICATION OF THE APPOINTMENT OF AUDITORS, AND FOR APPROVAL OF THE MERCANTILE BANKSHARES CORPORATION AND AFFILIATES ANNUAL INCENTIVE COMPENSATION PLAN. If a Director nominee is unable to serve, the within Proxy may be voted for a substitute nominee.

     Receipt of notice of the meeting and Proxy Statement is hereby acknowledged, and the terms of the notice and statement are hereby incorporated by reference into this Proxy. The undersigned hereby revokes all proxies heretofore given for said meeting and any adjournment thereof.

     WITNESS the hand and seal of the undersigned, the       day of
               , 1994.

Signature(s) should follow exactly the name(s) on the stock certificate. All co-owners should sign. Executors and Administrators may sign as such. Attorneys-in-fact should sign both names.


                      .................................................. (SEAL)


                      .................................................. (SEAL)

     (These notices are filed pursuant to Rule 14a-6 as possible additional soliciting material.)

                       MERCANTILE BANKSHARES CORPORATION
                              TWO HOPKINS PLAZA
                          BALTIMORE, MARYLAND  21201

To The Stockholders:

AN IMPORTANT REMINDER...

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 27, 1994.

Unless you return a proxy card, or attend the meeting and vote in person, your shares will not be voted at this meeting. If your proxy is in the mail, thank you for responding. If not, would you please take the time now to complete and mail the enclosed duplicate proxy card. A postage-paid envelope has been provided for your convenience.

                           YOUR VOTE IS IMPORTANT!
                           PLEASE ACT IMMEDIATELY!

                       MERCANTILE BANKSHARES CORPORATION
                              TWO HOPKINS PLAZA
                          BALTIMORE, MARYLAND  21201

To The Stockholders:

AN IMPORTANT REMINDER...

The Annual Meeting of Stockholders of Mercantile Bankshares Corporation will be held on April 27, 1994.

Your shares are held in the name of a bank or nominee. Unless we receive a proxy card, your shares will not be voted at this meeting.

If your proxy is in the mail, thank you for responding. If not, would you please take the time NOW to sign, date and mail your proxy in the enclosed postage-paid envelope.

                           YOUR VOTE IS IMPORTANT!
                           PLEASE ACT IMMEDIATELY!